As filed with the Securities and Exchange Commission,
                          via EDGAR, on April 4, 2000.


                                                      Registration No. 333-33136
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                ---------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                                ---------------

                                  Advanta Corp.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


              Delaware                                     23-1462070
   -------------------------------                    ----------------------
   (State or other jurisdiction of                      (I.R.S. Employer
     incorporation of Registrant)                     Identification Number)


                              Welsh & McKean Roads
                              SpringHouse, PA 19477
                                 (215) 657-4000
  ---------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of
                    Registrant principal executive offices)


                            Elizabeth H. Mai, Esquire
              Senior Vice President, Secretary and General Counsel
                                  Advanta Corp.
                              Welsh & McKean Roads
                              SpringHouse, PA 19477
                                 (215) 657-4000
 ------------------------------------------------------------------------------
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE
=====================================================================================================================
                                                      Proposed maximum     Proposed maximum
    Title of each class of           Amount to be      offering price     aggregate offering          Amount of
  securities to be registered       registered (1)     per unit (1)(2)        price (1)(2)       registration fee (3)
---------------------------------------------------------------------------------------------------------------------

RediReserve Certificates, Notes.... $858,000,000            100%             $858,000,000             $228,024
=====================================================================================================================

(1) Pursuant to Rule 457 under the Securities Act, which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price. In no event will the aggregate initial offering price of the securities registered hereby exceed $858,000,000, or the equivalent thereof in one or more foreign currencies or units of two or more foreign currencies or unit of two or more foreign currencies or composite currencies including the European currency unit.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.


(3) Calculated pursuant to Rule 457(o) under the Securities Act. All this amount has been previously paid, including $198,000 paid or credited upon the filing of this registration statement. Pursuant to Rule 429 under the Securities Act, the balance of $30,024, paid upon the filing of a registration statement on Form S-3 (File No. 333-74575) and allocable to $108,000,000 of the securities covered thereby which are unsold, is being carried forward.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY
THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.



                  SUBJECT TO COMPLETION, DATED APRIL 4, 2000

            $858,000,000 PRINCIPAL AMOUNT OF SENIOR DEBT SECURITIES



                                     [LOGO]


                     REDIRESERVE VARIABLE RATE CERTIFICATES
                            91 DAY INVESTMENT NOTES
                     SIX, 18 AND 30 MONTH INVESTMENT NOTES
        ONE, TWO, THREE, FOUR, FIVE, SEVEN AND TEN YEAR INVESTMENT NOTES

     Advanta Corp. is offering its RediReserve Variable Rate Certificates and Investment Notes. The RediReserve certificates do not have a maturity date, but may be redeemed by the holder at any time. We may offer the notes from time to time with maturities ranging from 91 days to ten years, at our option. We will establish interest rates on the securities offered in this prospectus from time to time in supplements to this prospectus. The securities offered in this prospectus are unsecured obligations of Advanta Corp.

     Unless we indicate otherwise in the supplement to this prospectus, we will sell the RediReserve certificates and the notes directly through our employees.

     We will not list the RediReserve certificates or the notes for sale on a securities exchange. We do not expect that any active trading market for these securities will develop or be sustained.

     AN INVESTMENT IN THE REDIRESERVE CERTIFICATES OR THE NOTES INVOLVES CERTAIN RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS AND OTHER INFORMATION SET FORTH IN THIS PROSPECTUS AND ANY SUPPLEMENT TO THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE THESE SECURITIES. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

     We will receive all of the proceeds from the sale of the RediReserve certificates and the notes, from which we will pay underwriters' discounts and commissions, if any.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is ____________ ____, 2000.

                       TABLE OF CONTENTS

                                                              PAGE
                                                              ----

SUMMARY OF THE OFFERING.....................................    3

HIGHLIGHTS OF TERMS OF REDIRESERVE VARIABLE RATE
  CERTIFICATES..............................................    5

HIGHLIGHTS OF TERMS OF INVESTMENT NOTES.....................    6

RISK FACTORS................................................    7

INFORMATION ABOUT OUR BUSINESS..............................   12

USE OF PROCEEDS.............................................   14

DESCRIPTION OF SECURITIES...................................   15
     General................................................   15
     Provisions that Apply to RediReserve Variable Rate
      Certificates..........................................   15
     Provisions that Apply to Investment Notes..............   18
     Provisions that Apply to All Securities................   21

A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA DEBT SECURITIES
  NOT COVERED BY THIS PROSPECTUS............................   23

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............   23
     U.S. Holders...........................................   24
     Backup Withholding and Information Reporting...........   25

PLAN OF DISTRIBUTION........................................   26

WHERE YOU CAN FIND MORE INFORMATION
  --INCORPORATION OF INFORMATION BY REFERENCE................. 28

FORWARD-LOOKING STATEMENTS..................................   29

LEGAL OPINIONS..............................................   29

EXPERTS.....................................................   29

                            SUMMARY OF THE OFFERING

     This summary highlights selected information about the securities offered in this prospectus. It does not contain all of the information that you may need to consider in making your investment decision. Read carefully this entire prospectus and the applicable prospectus supplement to understand all of the terms of this offering.

SECURITIES OFFERED


     This prospectus relates to $858,000,000 of RediReserve Variable Rate Certificates and Investment Notes. The RediReserve certificates are payable on the demand of the holder. The notes are offered from time to time with maturities of:


     o 91 days;

     o six, 18 and 30 months; and

     o one, two, three, four, five, seven and ten years.

The buyer of each note selects the maturity date at the time of purchase from among the maturities we are then offering. Unless we specify otherwise in a supplement to this prospectus, we may not redeem the notes before maturity. We may issue from time to time notes that are redeemable by us before maturity at our election. If we decide to issues notes that are redeemable by us before maturity, we will describe our redemption rights and the terms of redemption in a supplement to this prospectus. Any redemption rights that we may have in the future will apply only to notes we issue under a prospectus supplement that describes those rights and the terms of redemption.

     The securities offered in this prospectus are our unsecured debt obligations. We are not subject to state or federal regulations that apply to banks and savings and loan associations, including, among other things, regulations regarding the maintenance of reserves and the quality or condition of our assets. NEITHER THE REDIRESERVE CERTIFICATES NOR THE NOTES ARE INSURED OR GUARANTEED BY ANY BANK OR OTHER PRIVATE ENTITY OR BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY. In addition, we do not contribute funds to a separate account, commonly known as a sinking fund, to ensure repayment of the securities upon maturity or interest when due. We do not expect that there will be a trading market for the securities.

     We will compound interest on the RediReserve certificates daily and we will add the interest to the balance of a holder's RediReserve certificate monthly. We will not pay interest by check, except when a holder redeems the entire amount of a RediReserve certificate. When a holder redeems the entire amount of a RediReserve certificate, we will pay by check any accrued interest that has not already been added to the principal balance of that RediReserve certificate. We will not pay interest on any RediReserve certificate for any day for which the end-of-the-day balance is less than $100. We may elect to charge a service fee of $10 for any statement period during which a RediReserve certificate has an average end-of-the-day balance of less than $100. Holders generally may obtain by draft, which is similar to a check, funds held in the form of RediReserve certificates.

     We will compound interest on all notes daily. We will pay interest on notes with maturities of 91 days or six months only at maturity. On all other notes, we will pay interest monthly, quarterly, semi-annually, annually or at maturity, at the holder's election.

     We reserve the right to decline any investment in our sole discretion. The maximum aggregate principal investment that a holder may make in the RediReserve certificates or the notes is $500,000. However, we may approve, in our sole discretion, any principal investment over $500,000.

     The tables on pages 5 and 6 summarize the terms of the securities offered in this prospectus.

MODIFICATION, TERMINATION OR EXTENSION OF OFFERING

     We reserve the right to change the terms of this offering or the terms of the securities at any time. Any change to the terms of this offering will only apply to securities offered after the date of the change, except that with 30 days' prior notice we may also apply any of the following changes to RediReserve certificates that are already held by holders at the time of the change:

     o any increase or decrease in the principal amount that we require holders to maintain in their RediReserve certificates;

     o any increase or decrease in the minimum withdrawal amount that applies to RediReserve certificates; and

     o any addition of or change in service charges applicable to RediReserve certificates.

We will describe any change to the terms of this offering in a supplement to this prospectus. We may increase the amount of securities we offer.

HOW TO CONTACT US


     Holders of RediReserve certificates or notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write to us at the following address: Advanta Corp., Delaware Corporate Center - Second Floor, One Righter Parkway, Wilmington, Delaware 19803. The prospectus is also available on our Internet website at http://www.advanta.com/notes/prospectus.asp. The other contents of our website are not incorporated by reference into this prospectus.


OUR PRINCIPAL EXECUTIVE OFFICE

     Our principal executive office is located at Welsh & McKean Roads, Spring House, Pennsylvania 19477-0844. The telephone number at our principal executive office is (215) 657-4000.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated:

                                                                 YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------
                                                 1995        1996        1997        1998(A)       1999
                                                 -----       -----       -----       -------       -----
                                                                       (UNAUDITED)
Ratio of Earnings to Fixed Charges (B).........  2.26x       1.97x       1.29x        3.24x        1.00x

------------------
(A) Earnings before income taxes in 1998 include a $541.3 million gain on transfer of consumer credit card business and $125.1 million of other charges including severance and outplacement costs associated with workforce reduction, option exercise and other employee costs associated with that transaction and a tender offer we conducted following the transaction; expense associated with exited business/product; and asset impairment.
(B) For purposes of computing these ratios, "earnings" represent income before income taxes plus fixed charges. "Fixed charges" consist of interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense on operating leases and preferred stock dividends of a subsidiary trust.

                             HIGHLIGHTS OF TERMS OF
                     REDIRESERVE VARIABLE RATE CERTIFICATES


------------------------------------------------------------------------------------------------
                                |            REDIRESERVE VARIABLE RATE CERTIFICATES            |
-----------------------------------------------------------------------------------------------|
Amount of Initial Investment,   | Minimum initial investment: $5,000 or other amount we        |
Additional Investments and      | specify in a prospectus supplement; no minimum amount for    |
Principal Balance               | additional investments.                                      |
                                | Maximum principal investment: Initial investment, additional |
                                | principal investments and aggregate RediReserve certificate  |
                                | principal balance may not exceed $500,000. We may approve,   |
                                | however, in our sole discretion, any principal investment or |
                                | aggregate principal balance in excess of $500,000. We may    |
                                | decline any investment in our sole discretion.               |
-----------------------------------------------------------------------------------------------|
Annual Interest Rate            | Depending upon into which of the following tiers, or ranges, |
                                | the end-of-the day balance of a RediReserve certificate      |
                                | falls, different interest rates and annual percentage yields |
                                | may apply:                                                   |
                                | o $100.00 to $4,999.99                                       |
                                | o $5,000.00 to $24,999.99                                    |
                                | o $25,000.00 to $49,999.99                                   |
                                | o $50,000.00 and above                                       |
                                | We will not pay interest on a RediReserve certificate for    |
                                | any day on which the end-of-the-day balance is less than     |
                                | $100. Interest rates and annual percentage yields for each   |
                                | tier may change from week to week and will apply to          |
                                | outstanding RediReserve certificates. We will set interest   |
                                | rates for each tier each Sunday, and they will be in effect  |
                                | through the following Saturday. We will set interest rates   |
                                | at our discretion; however interest rates for each one-week  |
                                | period commencing on Sunday will be at least equal to the    |
                                | rate of the Thirteen Week U.S. Treasury Bills auctioned on   |
                                | the immediately preceding Monday less one percent.           |
-----------------------------------------------------------------------------------------------|
Payment of Interest             | We compound interest daily. We add accrued interest monthly  |
                                | to the principal balance of each RediReserve certificate.    |
                                | Except as we otherwise state in this prospectus, we will not |
                                | pay interest by check.                                       |
-----------------------------------------------------------------------------------------------|
Redemption by Holder            | Holders may require redemption upon oral or written demand,  |
                                | or by draft, which is similar to a check. Holders may cause  |
                                | redemption by draft using up to four drafts per statement    |
                                | period without any service fee. We may charge a service fee  |
                                | of $15 for each draft after the fourth draft used by a       |
                                | holder in any statement period.                              |
-----------------------------------------------------------------------------------------------|
Redemption by Advanta           | We may redeem on 30 days' notice.                            |
-----------------------------------------------------------------------------------------------|
Form                            | Book-entry and non-negotiable.                               |
                                | We will provide each holder with a confirmation of the       |
                                | transaction. We will not issue promissory notes.             |
-----------------------------------------------------------------------------------------------|
Automatic Extension             | Not applicable -- no fixed maturity.                         |
-----------------------------------------------------------------------------------------------|

                    HIGHLIGHTS OF TERMS OF INVESTMENT NOTES


------------------------------------------------------------------------------------------------
                                |              91 DAY, SIX, 18 AND 30 MONTH, AND               |
                                |  ONE, TWO, THREE, FOUR, FIVE, SEVEN AND TEN YEAR INVESTMENT  |
                                |                            NOTES                             |
------------------------------------------------------------------------------------------------
Amount of Initial Investment    | Minimum purchase: $5,000 or other amount we specify in a     |
and Principal Balance           | prospectus supplement.                                       |
                                | Maximum principal investment: The maximum aggregate          |
                                | principal amount that any holder may have invested in notes  |
                                | at any time is $500,000. We may approve, however, in our     |
                                | sole discretion, any principal investment amount in excess   |
                                | of $500,000. We may decline any investment in our sole       |
                                | discretion.                                                  |
-----------------------------------------------------------------------------------------------|
Annual Interest Rate            | We fix interest rates, from time to time, based on market    |
                                | conditions and our financial requirements. Once determined,  |
                                | the interest rate on a note will not change unless we extend |
                                | the term of the note. See "Automatic Extension" below.       |
-----------------------------------------------------------------------------------------------|
Payment of Interest             | We compound interest daily. We pay interest on notes with    |
                                | maturities of 91 days or six months only at maturity. On all |
                                | other notes, at the election of the holder, we pay interest  |
                                | monthly, quarterly, semi-annually, annually or at maturity.  |
-----------------------------------------------------------------------------------------------|
Redemption by Holder            | An individual holder may redeem a note after his or her      |
                                | total permanent disability, or his or her estate may redeem  |
                                | a note after the holder's death. For notes with joint        |
                                | holders, any holder may redeem the note after the death or   |
                                | total permanent disability of any other holder of the same   |
                                | note. Any holder may elect to cause redemption after the     |
                                | death or total permanent disability of any other holder of   |
                                | the same note. The redemption price is the principal amount  |
                                | plus accrued and unpaid interest up to but not including the |
                                | date of redemption. Otherwise, holders have no right to      |
                                | redeem their notes before maturity.                          |
-----------------------------------------------------------------------------------------------|
Redemption by Advanta           | We may redeem notes at maturity. See "Automatic Extension"   |
                                | below. Unless we specify otherwise in a supplement to this   |
                                | prospectus, we may not redeem notes before maturity. We may  |
                                | issue from time to time notes that are redeemable by us      |
                                | before maturity at our election. If we issue notes that are  |
                                | redeemable by us before maturity, we will describe our       |
                                | redemption rights and the terms of redemption in a           |
                                | supplement to this prospectus. Any redemption rights that we |
                                | may have in the future will apply only to notes we issue     |
                                | under a prospectus supplement that describes those rights    |
                                | and the terms of redemption.                                 |
-----------------------------------------------------------------------------------------------|
Form                            | Book-entry and non-negotiable.                               |
                                | We will provide each holder with a confirmation of the       |
                                | transaction. We will not issue promissory notes.             |
-----------------------------------------------------------------------------------------------|
Automatic Extension             | We will automatically extend the term of a note with a       |
                                | principal amount of at least $2,500 for a period equal to    |
                                | the original term if:                                        |
                                |   o we do not give the holder notice of redemption at least  |
                                |     seven business days before the note's maturity;          |
                                |   o the holder does not request that the note be redeemed or |
                                |     converted to another term within seven business days     |
                                |     after the note's maturity; and                           |
                                |   o at the time the note matures we are offering notes of    |
                                |     the same term and denomination as the maturing note.     |
                                | We will extend notes at their maturity dates at the rate we  |
                                | are offering on newly-issued notes of the same term and      |
                                | denomination. If notes of the same term and denomination are |
                                | not then being offered, we will redeem a maturing note       |
                                | unless the holder selects a note with a term currently being |
                                | offered. We will redeem automatically a note with a          |
                                | principal amount that is less than $2,500 at maturity.       |
------------------------------------------------------------------------------------------------

                                  RISK FACTORS

     Before you invest in any of the securities offered in this prospectus, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the applicable prospectus supplement before you decide to purchase any of the securities.

THERE IS NO SINKING FUND, SECURITY, INSURANCE OR GUARANTEE FOR OUR OBLIGATION TO MAKE PAYMENTS ON THE SECURITIES SO YOU WILL HAVE TO RELY SOLELY ON OUR REVENUES FROM OPERATIONS AND OTHER SOURCES OF FUNDS FOR REPAYMENT

     The securities offered in this prospectus are not secured by any of our assets. We do not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the securities. Further, no governmental or other entity insures or guarantees payment on the securities if we do not have enough funds to make interest and/or principal payments. Therefore, if you invest in any of the securities, you will have to rely only on our revenues from operations and other sources of funds for repayment of principal at maturity or redemption and for payment of interest when due.

THE INDENTURE GOVERNING THE SECURITIES CONTAINS LIMITED EVENTS OF DEFAULT AND PROVIDES LIMITED PROTECTION FOR YOU IN THE EVENT OF A CHANGE IN VOTING CONTROL OF ADVANTA CORP.

     The securities offered in this prospectus are governed by a trust indenture which is an agreement between us and the trustee about the terms of the securities. The indenture governing the securities contains only limited events of default other than our failure to pay principal or interest on time. See "Description of Securities -- Provisions Relating to All Securities -- Events of Default." Further, the indenture provides only limited protection for holders of the securities if we are purchased through what is known as a leveraged buy-out or if there is a change in who has voting control over us. A leveraged buy-out is a transaction where a buyer seeking to purchase Advanta Corp. relies on our credit and uses our assets as collateral to borrow funds to finance the purchase. Though the indenture requires a buyer to assume our obligations to holders of securities under the indenture, the indenture does not prohibit the buyer from incurring additional debt through a leveraged buy-out which might be senior in right of repayment to that of the holders of the securities. This type of transaction might reduce the cash available to us, or to anyone who may acquire us, and hurt our ability, or the ability of anyone who acquires us, to make payments on the securities.

NON-INVESTMENT GRADE RATINGS OF OUR DEBT MAY HURT OUR ABILITY TO OBTAIN FUNDING FOR OUR OPERATIONS ON FAVORABLE TERMS AND, AS A RESULT, OUR ABILITY TO REPAY INDEBTEDNESS

     Non-investment grade ratings of our debt from rating agencies could make it more difficult for us to sell additional debt or equity securities in the capital markets. Our debt is currently rated investment grade by one rating agency and below investment grade by four rating agencies. Continuation of a current below investment grade rating or a down-grade of any of the ratings of our debt may negatively affect, among other things:

     o our access to the capital markets for the sale of additional debt or equity securities;

     o the amount of collateral lenders will require us to provide in order to secure future financings; and

     o our ability to raise funds on terms that we consider favorable to us.

     If we are unable to obtain funding on favorable terms, it may negatively impact our ability to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus.

MARKET CONDITIONS AND OTHER FACTORS BEYOND OUR CONTROL COULD NEGATIVELY IMPACT THE AVAILABILITY OF FUNDING FOR OUR OPERATIONS AND OUR ABILITY TO REPAY INDEBTEDNESS

     Advanta Corp. and its subsidiaries fund their businesses through diversified sources including deposits at our bank subsidiaries; sales of investment products like the securities offered in this prospectus; loan or credit agreements secured by our assets, known as warehouse facilities and commercial paper conduit facilities; and securitizations, as described below. The lender on our warehouse facilities and commercial paper conduit facilities is typically associated with a large institutional bank. At December 31, 1999, Advanta Corp. and its subsidiaries had available over $1.2 billion in unused warehouse lines and commercial paper conduit facilities. It is the lender's option whether to renew or extend these lending facilities. The agreements related to these warehouse facilities and commercial paper conduit facilities require us to comply with covenants and restrictions which, if breached, could cause an early termination of the agreement. There can be no assurance that the agreements will be extended or renewed and we cannot be certain that we will be able to replace them on terms that are favorable to us when they expire. If we are unable to obtain additional lending facilities on terms similar to the existing facilities, it may negatively impact our ability to continue to fund our operations and, as a result, our ability to repay indebtedness, including principal and interest due on the securities offered in this prospectus.

     To generate cash for the funding of our operations we also rely on our ability to combine and sell loans and leases as asset-backed securities through transactions known as securitizations. Our ability to complete securitizations depends upon:

     o general conditions in the securities markets;

     o specific conditions in the asset-backed securities markets; and

     o the quality of our loan and lease portfolios.

Adverse changes in these market conditions or the quality of our loan and lease portfolios may disrupt the timing of our securitization transactions and impair our ability to complete securitizations on terms that are satisfactory to us. Although securitizations are not our only source of cash to fund our operations, any substantial reduction in our ability to complete securitizations could negatively impact our results of operations and financial condition and, as a result, our ability to repay indebtedness.

REGULATIONS THAT APPLY TO OUR BANKING AND INSURANCE SUBSIDIARIES, THROUGH WHICH WE CONDUCT MOST OF OUR BUSINESS OPERATIONS, IMPOSE CAPITAL REQUIREMENTS THAT THESE SUBSIDIARIES MUST MAINTAIN AND IMPOSE LIMITATIONS ON THE ABILITY OF THESE SUBSIDIARIES TO MAKE LOANS OR PAY DIVIDENDS TO US; THESE REGULATIONS MAY MAKE IT MORE DIFFICULT FOR US TO REPAY INDEBTEDNESS

     We conduct most of our business operations through our subsidiaries, including our insurance companies and Advanta National Bank and Advanta Bank Corp., our two bank subsidiaries. State and federal regulation of our banking institutions and insurance companies impose capital requirements that these subsidiaries must maintain and impose limitations on the ability of these subsidiaries to make loans or pay dividends to us. Among the applicable regulations are the following:

     o Banking regulations and insurance regulations impose minimum capital requirements that our banking and insurance subsidiaries must maintain. From time to time we may need to contribute capital in the form of cash to these subsidiaries to ensure their continued regulatory compliance and ability to conduct their business operations.

     o Banking regulations limit the amount of dividends that our bank subsidiaries may pay to us.

     o Insurance regulations in the State of Arizona, where our insurance subsidiaries are incorporated, restrict the amount of dividends that any of our insurance subsidiaries may distribute to us in any twelve-month period without the prior consent of the State of Arizona Department of Insurance.

     o Sections 23A and 23B of the Federal Reserve Act restrict the ability of our bank subsidiaries to transfer funds to us and our affiliates in the form of loans, extensions of credit, investments or purchases of assets. These regulations also require generally that transactions between our bank subsidiaries and us be on terms no less favorable to the bank subsidiaries than comparable transactions with unrelated third parties. Similarly, transfers of funds in any twelve-month period by any one bank subsidiary to us or to any single affiliate may not exceed 10% of the depository subsidiary's capital and surplus, and transfers to all affiliates in any twelve-month period may not exceed 20% of its capital and surplus.

     o We must comply with collateral requirements when obtaining loans or other extensions of credit from our affiliated banking institutions.


Our need to provide cash to our banking and insurance subsidiaries from time to time to enable them to meet capital requirements and the limitations on our ability to obtain funds from these subsidiaries may limit the amount of cash we may have available at any time and could make it more difficult for us to make payments on the securities offered in this prospectus.


YOUR RIGHT TO RECEIVE PAYMENT ON THE SECURITIES MAY BE JUNIOR TO THE RIGHTS OF DEPOSITORS AND OTHER CREDITORS OF OUR SUBSIDIARIES TO BE PAID MONEY OWED TO THEM

     Our right to receive any distribution of assets from any of our subsidiaries if they liquidate their assets or undergo a reorganization or other similar transaction is junior to the claims of creditors of the subsidiary. Consequently, unless we are recognized as a creditor of the subsidiary, the securities will be effectively junior in right of repayment to all of the existing and future liabilities of our subsidiaries. At December 31, 1999, our subsidiaries had total liabilities, excluding liabilities owed to us, of approximately $2.8 billion. The indenture does not limit the amount of secured or unsecured debt that we or any of our subsidiaries may incur.

THE BANKING AND FINANCE INDUSTRIES ARE SUBJECT TO SUBSTANTIAL REGULATION WHICH MAY INCREASE OUR COST OF DOING BUSINESS; OUR FAILURE TO COMPLY WITH THESE REGULATIONS COULD ADVERSELY AFFECT OUR OPERATIONS

     Extensive federal and state regulations affect our banking and finance businesses in general, and our banking and insurance subsidiaries in particular. Our lending and servicing activities must adhere to various federal and state laws, including:

     o the Truth-in-Lending Act;

     o the Equal Credit Opportunity Act;

     o the Home Mortgage Disclosure Act;

     o the Community Reinvestment Act;

     o the Electronic Funds Transfer Act;

     o the Home Ownership and Equity Protection Act;

     o the Real Estate Settlement Procedures Act; and

     o the Fair Credit Reporting Act.

In addition, various legislative proposals and initiatives relating to the banking and finance businesses have been or will be introduced in Congress. The FDIC recently issued a draft proposal related to capital requirements of subprime lenders. Under the proposal, regulatory capital required to be held for mortgage loans that are considered subprime could be increased. Other federal legislative proposals and initiatives that could impact us and our businesses include financial privacy initiatives that would restrict the permissible use of customer-specific financial and other credit information and statutory changes to the Real Estate Settlement Procedures Act, the Truth in Lending Act and the Home Ownership Equity Protection Act. Additionally, a number of states are considering, and others likely will consider, legislative and regulatory initiatives related to subprime mortgage lending and financial privacy. If any of these proposals were to become law, they could negatively impact our profitability or the manner in which we conduct our business.

     Various states regulate the subsidiaries through which we conduct our home equity lending businesses and require licensure of those subsidiaries as mortgage bankers, mortgage brokers, and originators, sellers and servicers of mortgage loans. The Office of the Comptroller of the Currency regulates and examines Advanta National Bank. The Federal Deposit Insurance Corporation regulates and examines Advanta Bank Corp. Federal and state regulatory authorities also periodically conduct examinations of us with respect to originating, processing, underwriting, selling and servicing the loans we offer. Failure to comply with these statutory and regulatory requirements can lead to, among other remedies, termination or suspension of licenses, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions.

     We have implemented procedures to comply with these requirements and we believe that we comply in all material respects with applicable local, state and federal laws, rules and regulations. However, if more restrictive laws, rules and regulations are adopted in the future, compliance could become more difficult or expensive.

RISKS ASSOCIATED WITH MAINTAINING PORTFOLIOS OF HOME EQUITY LOANS AND MAKING LOANS TO NON-CONFORMING BORROWERS MAY REDUCE OUR FUTURE PROFITABILITY AND, AS A RESULT, OUR ABILITY TO REPAY INDEBTEDNESS

     There are risks associated with maintaining portfolios of home equity loans. These risks apply to every home equity lender and involve potential increases in credit losses. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings. The consequence is a decrease in the value of the collateral that secures the loans we make and an increase in the possibility of a loss if a borrower defaults.

     In addition, we market home equity loans to borrowers who, for one reason or another, are not able, or do not wish, to obtain financing from more traditional sources. Loans made to these borrowers have additional risks and uncertainties not present in traditional types of loans. As a result, we may experience higher delinquency rates and losses than those experienced by other lenders. While we use underwriting standards, risk-based pricing and collection procedures designed to help overcome the higher credit risk associated with lending to these borrowers, we cannot be certain that these standards or procedures will offer adequate protection against this risk. We also regularly review our loan and lease portfolios to evaluate the adequacy of the reserves we establish for anticipated credit losses. This evaluation takes into account a number of factors including the credit quality of our loan portfolio, past experience, current economic conditions and changes in the composition of our loan portfolio. We believe that we establish adequate reserves for credit losses. However, if loans we manage experience higher delinquencies, foreclosures or losses than anticipated, our reserves could be inadequate and our results of operations or financial condition and our ability to repay our indebtedness could be negatively impacted.

CHANGES IN INTEREST RATES OR OTHER MARKET CONDITIONS MAY REDUCE OUR FUTURE PROFITABILITY AND, AS A RESULT, OUR ABILITY TO REPAY INDEBTEDNESS

     Fluctuations in interest rates, changes in economic conditions, shifts in consumer behavior and other factors may affect our profitability which, in turn, may affect our ability to repay indebtedness. Any decline in interest rates could reduce the amounts that we can earn on our newly originated loans and leases. A decline in interest rates could also result in an increase in prepayments which could decrease the size of our loan portfolio if we are unsuccessful in originating new loans. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance generally cannot be insulated from these forces. We continually analyze the impact of interest rate risk and attempt to reduce its impact on our profitability. Among other things, we:

     o use derivative financial instruments to manage our exposure to interest rate risk;

     o periodically combine and sell loans and leases as asset-backed securities through transactions known as securitizations;

     o buy and sell assets;

     o alter the mix and term structure of our funding base; and

     o change our investment portfolio from time to time.

Although we believe that these are effective ways to manage our exposure to interest rate risk, there can be no assurance that they will reduce that risk in the future or that our financial condition would not be adversely affected by changes in interest rates or other economic conditions.

UNFAVORABLE RESOLUTIONS OF LEGAL PROCEEDINGS INVOLVING US COULD NEGATIVELY IMPACT OUR RESULTS OF OPERATIONS OR FINANCIAL CONDITION AND, AS A RESULT, OUR ABILITY TO REPAY INDEBTEDNESS

     On January 22, 1999, Fleet Financial Group, Inc. and some of its affiliates filed a lawsuit in Delaware Chancery Court against Advanta Corp. and some of its affiliates relating to a transaction with Fleet that closed on February 20, 1998. In that transaction, we contributed most of our consumer credit card business to a limited liability company controlled by Fleet. Fleet's allegations, which we deny, center around Fleet's assertions that we failed to complete post-closing adjustments to the value of the assets and liabilities we contributed to the limited liability company in connection with the transaction. Fleet seeks damages of approximately $141 million. We have filed an answer to the complaint denying the material allegations of the complaint, but acknowledging that we contributed $1.8 million in excess liabilities in the post-closing adjustment process, after taking into account the liabilities we had already assumed. We have also filed a countercomplaint against Fleet for approximately $101 million in damages we believe have been caused by Fleet's actions following closing of the transaction. Although we do not expect that this litigation will have any material adverse impact on our business, because of the uncertainties of the legal process and the significant legal and other expenses associated with litigation, there can be no assurance that this litigation will not negatively impact our results of operations or financial condition and, as a result, our ability to repay indebtedness.

     Advanta and its subsidiaries are involved in other legal proceedings, claims and litigation arising in the ordinary course of our business. We believe that the resolution of these proceedings will not negatively impact our financial condition or results of operations.

                         INFORMATION ABOUT OUR BUSINESS

     Advanta is a nationwide provider of financial services. We offer diverse and innovative products to consumers and small businesses. Our primary consumer products are first and second lien non-conforming mortgage loans. Our mortgage loans are considered "non-conforming" because we underwrite loans with credit characteristics that do not meet the underwriting guidelines of federal mortgage agencies, such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. A loan may be considered non-conforming for a variety of reasons, including the size of the loan in relation to the value of the underlying property, the borrower's debt-to-income ratio and the borrower's prior credit history. We service all of the mortgage loans that we originate. In our contract servicing business, also known as "subservicing", we also service the mortgage loans of third parties for a fee. The primary products we offer to small businesses are business credit cards and equipment leases. Our basic business card product is an unsecured MasterCard(R)* business credit card. The majority of our equipment leases are for small-ticket items such as computers, copiers, fax machines and other office equipment.

     Advanta has leveraged its direct marketing and information-based expertise to develop data warehousing and customized statistical modeling tools that identify potential customers and new target markets. We created one of the first automated underwriting and sales engines in the non-conforming mortgage industry. We also offer our customers and business partners a broad range of self-service financial solutions and other services on the Internet.

     As of December 31, 1999 we had over 2,600 employees. At December 31, 1999 we serviced approximately $24 billion in assets, consisting of approximately $12 billion in managed assets and approximately $12 billion in assets serviced for third parties.

     Advanta was incorporated in Delaware in 1974 as Teachers Service Organization, Inc., the successor to a business originally founded in 1951. In January 1988, our name was changed from TSO Financial Corp. to Advanta Corp. Since 1951 Advanta has been issuing notes similar to the notes being offered by this prospectus. We have never defaulted on the payment of principal or interest on our notes. However, there can be no assurance that a default will not occur in the future.

     All references to "we" or "us" or "our" or "Advanta" or "the Company" in this prospectus and any accompanying prospectus supplement mean only Advanta Corp., unless it is made clear that the term means Advanta Corp. and its consolidated subsidiaries.

ADVANTA MORTGAGE

     Advanta Mortgage, a business unit of Advanta, offers a broad range of mortgage products and services to consumers throughout the country. Advanta Mortgage originates and services non-conforming credit first and second lien mortgage loans, including home equity lines of credit. We fund and operate our mortgage business primarily through our bank subsidiaries, Advanta National Bank and Advanta Bank Corp.

     Currently, we generate most of our mortgage loans through direct originations and through our network of more than 600 brokers. Our direct origination channels consist of our national call center and our 60 loan production offices located throughout the country. We originate mortgage loans directly from consumers using targeted direct mail and direct response television and radio advertising.

     In addition to servicing and managing the loans we originate, Advanta Mortgage services the home equity loans of unaffiliated third parties for a fee. This third party servicing business is known as "subservicing." Advanta bears no risk of credit loss on the receivables in this portfolio of subserviced loans.
------------------
* MasterCard(R) is a federally registered servicemark of MasterCard International, Inc.

ADVANTA BUSINESS CARDS

     Advanta Business Cards, a business unit of Advanta, is one of the nation's leading providers of business credit cards to small businesses. Advanta Business Cards offers MasterCard(R) business credit cards to small businesses using targeted direct mail and the Internet. The "Advanta Business Card" is issued and funded by Advanta Bank Corp. MasterCard licenses banks and other financial institutions, such as Advanta Bank Corp., to issue business credit cards using its trademark and to use its interchange network. Advanta Bank Corp. receives an interchange fee as compensation for the funding and credit and fraud risk it assumes when its cardholders use the Advanta Business Card. In July 1999, Advanta Business Cards became one of the first issuers of business credit cards to offer instant credit decisions over the Internet.

     Advanta Business Cards originates substantially all of its accounts using direct marketing techniques. The primary sources of new accounts are direct mail advertising to prospective customers and the Internet. The Advanta Business Cards marketing program is the result of extensive ongoing testing of various marketing campaigns that target different segments of the small business market.

ADVANTA LEASING SERVICES

     Advanta Leasing Services, a business unit of Advanta, offers flexible lease financing programs to small businesses. The primary products that we offer through our leasing business consist of leases for small-ticket items such as computers, fax machines, copiers and other office equipment. Advanta Leasing Services originates and funds its leases and other equipment financing arrangements through Advanta Bank Corp. Advanta Leasing Services uses direct mail and telemarketing to market its products. We generate the majority of our leases through vendors, brokers and repeat business from existing customers.

OTHER BUSINESSES

  Advanta Insurance Companies

     Our insurance subsidiaries, together with unaffiliated insurance carriers, offer credit related insurance products and services to our existing mortgage, business card and leasing customers. The focus of these products is on the customers' ability to repay their debt. These products include coverage for loss of life, disability, involuntary unemployment, accidental death, and lost or damaged equipment. Our insurance subsidiaries use direct mail and telemarketing distribution channels to enroll customers in these programs.

     Our insurance subsidiaries also market insurance and related products and services of third parties to the public at large through strategic alliances or ventures with unaffiliated third parties. These ventures are designed to take advantage of our unique skills in database and information management, analysis and targeted direct marketing.

  Advanta Partners

     Advanta Partners LP, formed in 1994, is our private equity investment affiliate. Advanta Partners focuses primarily on growth capital financings, restructurings and management buyouts with companies in the following businesses: financial services; electronic commerce customer service; and other consumer and data information management services industries. The investment objective of Advanta Partners is to earn attractive returns by building the long-term values of the businesses in which it invests. Advanta Partners combines transaction expertise, management skills and a broad contact base with strong industry-specific knowledge.

DEPOSITORY INSTITUTIONS

     Advanta owns two depository institutions, Advanta National Bank and Advanta Bank Corp. Advanta National Bank is a national banking association organized under the laws of the United States of America with its headquarters and sole branch currently located in Wilmington, Delaware. Advanta Bank Corp. is an industrial loan corporation organized under the laws of the State of Utah with its principal executive offices located in Salt Lake City, Utah.

     Deposits with each of our banks are insured by the Federal Deposit Insurance Corporation, also referred to as the FDIC. Our banks offer a range of FDIC-insured deposit products that are used to fund loan and lease originations at the banks. Advanta National Bank's deposit products include money market savings accounts, retail certificates of deposit and large denomination certificates of deposit of $99,000 or more. Advanta Bank Corp.'s deposit products include retail certificates of deposit and large denomination certificates of deposit of $99,000 or more. The banks generate retail deposits from repeat sales to existing customers and from new depositors attracted by direct mail solicitations, newspaper and other media advertising and over the Internet.

HOW TO CONTACT US


     Holders of RediReserve certificates or notes who have customer service inquiries and potential investors who would like to receive a copy of this prospectus may call us at 1-800-223-7074 or write to us at the following address: Advanta Corp., Delaware Corporate Center -- Second Floor, One Righter Parkway, Wilmington, Delaware 19803. The prospectus is also available on our Internet website at http://www.advanta.com/notes/prospectus.asp. The other contents of our website are not incorporated by reference into this prospectus.


                                USE OF PROCEEDS

     We will use the proceeds from the sale of the securities offered in this prospectus for general corporate purposes, including the purchase of assets from, investments in and extensions of credit to, our subsidiaries and affiliates which will use the proceeds for general corporate purposes. We also may use the proceeds to finance future acquisitions, such as acquisitions of mortgage, business card and equipment lease portfolios. Presently we have no specific plans for any proposed acquisitions. We also may use proceeds to invest in income-producing securities and other assets. The amount of securities that we offer from time to time and the precise amounts and timing of the applications of the proceeds will depend upon market conditions as well as our funding requirements and those of our subsidiaries and affiliates.

     In view of our current requirements, we expect to engage periodically in additional private or public financing of a character and amount that we determine in the future and as the need arises.

                           DESCRIPTION OF SECURITIES

GENERAL


     This offering relates to the RediReserve Variable Rate Certificates (the "RediReserve certificates") and the Investment Notes (the "notes"). We will issue the securities offered in this prospectus under an indenture dated October 23, 1995 between Advanta and The Chase Manhattan Bank, a corporation organized and existing under the laws of the State of New York, as successor trustee. We have filed a copy of the indenture as an exhibit to the registration statement of which this prospectus is a part. The following statements are brief summaries of some of the key provisions of the indenture, and are subject to the detailed provisions of the indenture. You should refer to the indenture for a complete statement of those provisions. Whenever this prospectus refers to particular provisions of the indenture or terms defined in the indenture, those provisions or definitions are incorporated by reference as part of the statements made in this prospectus, and the statements are qualified in their entirety by that reference. Parenthetical section and article references appearing below refer to sections and articles of the indenture.


     We have the right to modify the indenture as described below. Additionally, we reserve the right to terminate this offering, or modify the terms of the offering or the securities offered in this prospectus, at any time, by an appropriate amendment or supplement to this prospectus. No modification will affect the rights of the holders of then outstanding securities, except that, with 30 days' prior notice, at our election we may:

     o increase or decrease the principal amount holders may be required to maintain in existing RediReserve certificates;

     o increase or decrease the minimum amount holders of RediReserve certificates may withdraw; and

     o add or change service charges that apply to RediReserve certificates as described under "Description of Securities -- Provisions that Apply to RediReserve Variable Rate Certificates -- Service Charges."

     The securities are not secured by any collateral or lien. There are no provisions for a sinking fund.

PROVISIONS THAT APPLY TO REDIRESERVE VARIABLE RATE CERTIFICATES

     FORM; NON-NEGOTIABILITY AND STATEMENTS: RediReserve certificates are not negotiable and are not evidenced by any promissory note issued to the holder. Each purchaser of a RediReserve certificate will receive a confirmation of the transaction that evidences ownership of the RediReserve certificate. However, this confirmation will not be a negotiable instrument, and the holder cannot transfer rights of ownership in a RediReserve certificate by mere endorsement and delivery of this confirmation to a purchaser. We will send to each holder of a RediReserve certificate, at the end of each month during which there is any investment, withdrawal or payment or credit of interest, a statement indicating the transactions affecting the holder's RediReserve certificate.

     We maintain a register to record the owner(s) of each outstanding RediReserve certificate and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the RediReserve certificate for all purposes. In order to transfer ownership of a RediReserve certificate on the register, holders must provide us with written notice, signed by the holder(s) or the duly authorized representative(s) of the holder(s), on a form that we will supply. (Article Three) A holder may not pledge, assign or hypothecate any RediReserve certificate as collateral for a loan or otherwise.

     DENOMINATION AND MINIMUM INITIAL INVESTMENT AMOUNT: As of the date of this prospectus, the minimum initial investment amount for a RediReserve certificate is $5,000. There is no minimum amount for additional investments in RediReserve certificates. We reserve the right to decline any investment in our sole discretion. From time to time, we may increase or decrease the minimum investment amount or principal balance requirements (as described below) for RediReserve certificates. We will describe any increase or decrease in a prospectus supplement.

     INTEREST ON REDIRESERVE VARIABLE RATE CERTIFICATES: The interest rate we pay and the annual percentage yield on any particular RediReserve certificate depends on the tier into which the end-of-the-day balance of that RediReserve certificate falls. Depending upon into which of the following tiers the end-of-the-day balance of a RediReserve certificate falls, different interest rates and annual percentage yields may apply:

     o $100.00 to $4,999.99

     o $5,000.00 to $24,999.99

     o $25,000.00 to $49,999.99

     o $50,000.00 and above

     We will not pay interest for any day on which the end-of-the-day balance of a RediReserve certificate is less than $100. We will determine the interest rate and annual percentage yield separately for each RediReserve certificate, regardless of the number of RediReserve certificates a holder may own. We may change interest rates and annual percentage yields for each tier weekly and those new rates will apply to outstanding RediReserve certificates. We will set interest rates for each tier each Sunday, and they will be in effect through the following Saturday. We will set interest rates at our discretion; however, interest rates for each one-week period commencing on Sunday will be at least equal to the rate of the Thirteen Week U.S. Treasury Bills auctioned on the immediately preceding Monday less one percent. We will pay those interest rates on the entire end-of-the-day balance of a RediReserve certificate for each day that the end-of-the-day balance of that RediReserve certificate is $100 or more. You may inquire about the interest rates then being paid on outstanding RediReserve certificates by writing or telephoning us at Advanta Corp., Delaware Corporate Center -- Second Floor, One Righter Parkway, Wilmington, Delaware 19803, telephone 1-800-223-7074.

     Interest is compounded daily on a 365-day basis and is added monthly to the principal balance of a RediReserve certificate. Except as noted below, we will not pay by check interest accrued during any monthly period. Instead, we will add the interest to the principal balance of the RediReserve certificates. Interest accrues on the principal balance of each RediReserve certificate up to but not including the date of redemption. If a holder redeems in full the entire amount of a RediReserve certificate, we will pay by check all interest that is accrued and not previously added to the principal balance of that RediReserve certificate as soon as practicable after redemption.

     MINIMUM BALANCE REQUIREMENT FOR REDIRESERVE VARIABLE RATE CERTIFICATES: We will not pay interest on a RediReserve certificate for any day the end-of-the-day balance is less than $100. We may elect to charge a service fee of $10 for any statement period during which the average end-of-the-day balance of a RediReserve certificate is less than $100. If a holder owns more than one RediReserve certificate, we may charge a service fee for each RediReserve certificate that has an average end-of-the-day balance of less than $100 during a statement period. We have the right to increase or decrease the minimum principal amount that must be maintained in a RediReserve certificate. We may apply the increase or decrease, at our election, to RediReserve certificates outstanding as of the date of the increase or decrease as well as to RediReserve certificates issued after the increase or decrease. If we increase the service fee or increase the minimum principal amount that must be maintained in a RediReserve certificate, we must give the holders of RediReserve certificates that are outstanding on the date of any increase at least 30 days' advance written notice.

     MAXIMUM PRINCIPAL INVESTMENT AND BALANCE LIMIT FOR REDIRESERVE VARIABLE RATE CERTIFICATES: A RediReserve certificate investment, including the initial investment and any additional principal investment(s) by the same holder, shall not exceed $500,000 or cause the aggregate principal balance of any and all RediReserve certificates held by a holder to exceed $500,000. We may, however, in our sole discretion, approve any principal investment or aggregate principal balance amount in excess of $500,000. We reserve the right, in our sole discretion, to return to any holder any or all amounts of any investment by the holder in a RediReserve certificate, including the initial investment and any additional investment(s) by the same holder, that cause the aggregate balance of all RediReserve certificates held by the holder to exceed the maximum aggregate balance amount described in the immediately preceding sentence, without interest, as soon as practicable after our receipt of the relevant investment or identification of the excess amount. From time to time, we may increase or decrease the maximum principal investment amount or maximum principal balance amount for RediReserve certificates. We will describe any increase or decrease in a prospectus supplement.

     REDEMPTION AT THE HOLDER'S ELECTION: A holder may redeem all or a portion of a holder's RediReserve certificate at any time so long as the amount of each redemption of less than the full amount of the RediReserve certificate is equal to or greater than any minimum redemption amount then in effect. Upon demand by the holder, we will pay the holder the full amount of the RediReserve certificate being redeemed. This demand must be received by us at our principal place of business or such other place as we may designate for this purpose. We may delay payment on redemption of a newly purchased RediReserve certificate, or additional investments in an existing RediReserve certificate, for whatever time is necessary to assure that we have received in full the purchase price of or investment amount in the RediReserve certificate -- for example, until a check given to us in payment for or as an additional investment in a RediReserve certificate clears.

     From time to time we may establish, in our sole discretion, minimum amounts for redemptions of RediReserve certificates. We will give holders of RediReserve certificates 30 days' notice before establishing a minimum or increasing a previously established minimum redemption amount. A holder may redeem in full a RediReserve certificate at any time regardless of the established minimum redemption amount.

     REDEMPTION BY DRAFT: A holder may elect to make redemptions by draft, which is similar to a check, payable to the order of any payee. Redemptions by draft of less than the full amount of a RediReserve certificate must meet any minimum redemption amount then in effect. At the request of a holder, we will provide the holder with drafts that will be payable through one of our subsidiary banks or a successor bank. All authorized signers on a RediReserve certificate must submit specimen signatures to us. Certain banks may not provide cash at the time of deposit of a draft, but will wait until they have received payment from our subsidiary bank. When a draft is presented to the subsidiary bank for payment, the subsidiary bank, as agent of the holder, will cause us to redeem a sufficient amount from the holder's RediReserve certificate to cover the amount of the draft. If a holder of more than one RediReserve certificate wishes to redeem less than all of that holder's RediReserve certificates, then the holder must direct us as to which of the holder's RediReserve certificates to redeem in whole or in part. Interest continues to accrue on the amount of a RediReserve certificate covered by a draft until the draft is presented to the subsidiary bank for payment. The subsidiary bank will return a draft if the amount of collected funds in the holder's RediReserve certificate is insufficient to cover the draft or if the signature(s) on the draft is (are) not, in our judgment, the same as the specimen signature(s) previously submitted to us. We reserve the right to charge a fee for the dishonor of a draft or for a stop payment order.

     Neither we nor the subsidiary bank will return canceled drafts to the holders of RediReserve certificates, although we will provide a holder with copies of drafts requested by the holder upon payment of a service charge. Holders of RediReserve certificates will receive statements as described under "Form; Non-negotiability and Statements" above, which will reflect draft transactions.

     We may charge holders a $15 service fee for each draft presented after the fourth draft during any statement period.

     REDEMPTION AT OUR ELECTION: We may, at our election, redeem any RediReserve certificate either as a whole or, from time to time, in part, upon not less than 30 days' written notice to the holder. Upon redemption, we will pay the principal amount of the RediReserve certificate without premium, plus interest accrued to the date of redemption and not previously added to the principal balance of the RediReserve certificate. We will pay accrued interest on a redeemed RediReserve certificate as soon as practicable after redemption.

     SERVICE CHARGES: We will charge a service fee of $10 per statement period during which the average end-of-the-day balance of a RediReserve certificate is less than $100. In addition, we may charge a service fee of $15 per redemption draft in excess of four drafts per statement period on any RediReserve certificate. We also have the right to assess charges for the dishonor of a draft, for a stop payment order, for providing a holder with a copy of a canceled draft or monthly statement, for providing a holder with a written copy of additional account information not normally provided on a monthly statement or for providing express mail or courier delivery of account documents. Upon 30 days' written notice to the holder, we may increase any existing service charge or identify additional services for which we will assess service charges and set the amounts of those service charges.

PROVISIONS THAT APPLY TO INVESTMENT NOTES

     MATURITIES: We may offer notes which have maturities of 91 days, six months, one year, 18 months, two years, 30 months, or three, four, five, seven or ten years after their dates of issue.

     FORM, DENOMINATIONS AND MAXIMUM INVESTMENT AMOUNTS: The notes will be uncertificated and evidenced by a confirmation of book entry and a statement issued by us to each holder. These confirmations and statements issued by us are not negotiable instruments. Holders cannot transfer rights of ownership by mere endorsement and delivery of a confirmation or statement. We maintain a register to record the owner(s) of each outstanding note and may treat the person(s) whose name(s) is (are) so recorded as the owner(s) of the note for all purposes. Holders may transfer ownership of a note on Advanta's register only by written notice to Advanta signed by the owner(s), or the owner's authorized representative, on a form to be supplied by us. Holders may not pledge, assign or hypothecate the notes as collateral for a loan or otherwise. From time to time, we may set minimum denomination requirements for the purchase of notes. Holders may not accumulate separate purchases to satisfy the minimum denomination requirements. As of the date of this prospectus, the minimum denomination for the purchase of a note is $5,000. The maximum aggregate principal amount that any holder may have invested in notes at any time is $500,000, unless we, in our sole discretion, approve any investment amount in excess of $500,000. We reserve the right, in our sole discretion, to return to any holder any or all amounts in excess of the maximum principal investment amount described in the immediately preceding sentence, without interest, as soon as practicable after our receipt of the relevant investment or identification of the excess amount. From time to time, we may increase or decrease the maximum investment amount for notes. We will describe any increase or decrease in a prospectus supplement. We reserve the right to decline any investment in our sole discretion.

     INTEREST: From time to time, we will fix the interest rates payable on the notes based on market conditions and our financial requirements. Once determined, the rate of interest payable on a note will remain fixed until the note matures or is redeemed by the holder. We will compound interest daily on all notes.

     We will pay interest on 91 day and six month notes only at maturity. We will pay interest on one year, 18 month, two year, 30 month, and three, four, five, seven and ten year notes monthly, quarterly, semiannually, annually or at maturity, at the holder's election. A holder may change this election one time during the term of the note, except that holders of one year notes may not change this election during the term of the one year note.

     AUTOMATIC EXTENSION: For any note that was not redeemed by us before its maturity, we will automatically extend the term of a note with a principal amount of at least $2,500 for a period equal to the note's original term if:

     o we do not give the holder notice of redemption at maturity at least seven Business Days before the note's maturity;

     o the holder does not request that the note be redeemed or converted to another term within seven Business Days after the note's maturity; and

     o at the time the note matures we are offering notes of the same term and denomination as the maturing note.

     As used in this prospectus, "Business Day" means any day that is not a Saturday, a Sunday, a federal banking holiday or other day on which we are not open for business. If a note is renewed as described above, except as otherwise described in a prospectus or prospectus supplement, the note will have the same provisions as the original note, including provisions relating to payment, except that the interest rate payable during any renewed term will be the interest rate, as of the renewal date, that is being offered by us on notes of the same term and denomination as the maturing note. If notes of the same term and denomination are not then being offered, the maturing note will not renew and will be redeemed unless we receive instructions from the holder to renew the maturing note with a new note that has a term that is currently being offered. We will give each holder of a note notice of the note's maturity at least seven Business Days before the maturity date. If we give notice to a holder of our intention to redeem a note at maturity, no interest will accrue after the date of maturity. Likewise, if a holder submits a written request for redemption within seven Business Days after a note's maturity date, no interest will accrue after the date of maturity. We will redeem automatically any note with a principal amount that is less than $2,500 at maturity.

     REDEMPTION AT MATURITY: We will not redeem any note at maturity unless we give notice of the redemption at least seven Business Days before the maturity date. The holder of a note has no right to require us to redeem a note before maturity except as described below.

     REDEMPTION BY ADVANTA BEFORE MATURITY: Unless we specify otherwise in a supplement to this prospectus, we may not redeem the notes before maturity. We may issue from time to time notes that are redeemable by us before maturity at our election. If we issue notes that are redeemable by us before maturity, we will describe our redemption rights and the terms of redemption in a supplement to this prospectus. Any redemption rights that we may have in the future to redeem notes before maturity will apply only to notes we issue under a prospectus supplement that describes those rights and the terms of redemption.

     REDEMPTION BY THE HOLDER ON DEATH OR TOTAL PERMANENT DISABILITY: We will redeem a note at the election of an individual holder, following the total permanent disability of the holder, or at the election of the holder's estate following the holder's death, as established to our satisfaction. If two or more persons are joint holders of a note, any holder may elect to redeem the note after the death or total permanent disability of any holder, as established to our satisfaction. The redemption price, in the event of death or total permanent disability, is the principal amount of the note plus accrued and unpaid interest up to but not including the date of redemption.

     We may modify the policy on redemption upon death or total permanent disability. We will describe any modification of this policy in a prospectus supplement. However, no modification will affect the right of redemption applicable to any note that was purchased before the modification.

     LIQUIDITY: Although holders have no contractual right to redeem a note before maturity, except in the event of death or total permanent disability as described above, we, in our sole discretion, may honor a written request for early redemption. Should we elect to do so, we have the right to impose a penalty that is the higher of:

     o 90 days' compounded interest at the actual rate of interest on the note on the amount being redeemed; or

     o the "Economic Replacement Value," which means the approximate cost that we would incur to replace the money that we are paying upon an early redemption.

     When we issue a note, we plan to use the invested funds for the full term of the note. When a holder redeems all or part of his or her note early, we intend to replace those funds by issuing a new note in the principal amount of, and with a maturity that is at least equal to, the remaining term of the redeemed note. If current interest rates on notes are higher than the rate on the redeemed note, there is an additional cost, in the form of additional interest, that we must incur to replace those funds.

     To calculate the Economic Replacement Value for an early redeemed note, we will first determine the "Calculation Rate." The "Calculation Rate" means either:

     o the interest rate, on the date of early redemption, that we have posted for a note with a maturity that matches exactly the remaining term of the note that is being redeemed; or

     o if the remaining term of the note that is being redeemed does not exactly match one of the maturities that we are then offering, the interest rate, on the date of early redemption, that we have posted for a note with a maturity that is the next longest.

The amount, if any, by which the Calculation Rate exceeds the rate on the note that is being redeemed is expressed as a percentage and is called the "Excess Spread." The Excess Spread, the principal amount being redeemed and the actual number of days remaining until maturity are used to calculate the Economic Replacement Value. This calculation is computed on a compounded basis, consistent with the interest method of the note that is being redeemed. Under either calculation method, early redemption may result in a loss of principal.

     SERVICE CHARGES: We have the right to assess charges for providing a holder with a copy of a canceled check issued to the holder for an interest or maturity payment, a copy of an account statement, a written copy of additional account information not normally provided on an account statement or for providing express mail or courier delivery of account documents. Upon 30 days' written notice to the holder, we may increase any existing service charge or identify additional services for which we will assess service charges and set the amounts of those service charges.

PROVISIONS THAT APPLY TO ALL SECURITIES

     RIGHT TO DECLINE INVESTMENTS: We reserve the right to decline any investment in our sole discretion.

     INTEREST ACCRUAL DATE: Interest on the securities offered in this prospectus accrues from the date of purchase. The date of purchase is deemed to be the date we receive funds if the funds are received before 3:00 p.m., Eastern Time, on a Business Day, or the next Business Day if we receive the funds on a non-Business Day or after 3:00 p.m., Eastern Time, on a Business Day.

     INTEREST WITHHOLDING: We will withhold 31% of any interest paid to any investor who has not provided us with a fully executed Form W-9 or satisfactory equivalent or where the Internal Revenue Service has notified us that back-up withholding is otherwise required.

     ADDITIONAL INTEREST: In addition to the interest rates payable as described above, we may pay additional interest, premiums or other benefits ("Additional Interest") on the securities offered in this prospectus, in the amounts, in the form, on the terms and at the times as we may determine from time to time. We may modify or discontinue Additional Interest payments at any time. For example, we may limit Additional Interest payments to notes of selected terms to maturity or selected principal amounts, to only new investors, or to only current investors who are increasing or renewing their investments in the securities. We may limit Additional Interest to only current or new investors residing in one or more states or localities where we are authorized to sell the securities. Also, in the case of notes, we may limit Additional Interest to notes at or above a specified principal amount.

     AGGREGATE INDEBTEDNESS AND ADDITIONAL SECURITIES: The indenture does not limit the amount of indebtedness that may be outstanding under the indenture at any one time or the amount of any class of securities that may be outstanding at any one time. We have issued other securities under the indenture pursuant to prior registration statements. The aggregate principal amount of these securities issued and outstanding at December 31, 1999 was approximately $235 million. We may offer from time to time, under the indenture, additional classes of securities with terms and conditions different from the securities offered in this prospectus, except that no security issued under the indenture may be senior to these securities. If required by applicable laws and regulations, we will supplement this prospectus if and when we decide to offer to the public any additional class of security under the indenture.

     MODIFICATION OF INDENTURE: The indenture may be modified by us and the trustee at any time with the consent of the holders of at least a majority in principal amount of the securities then outstanding. However, no modification of the indenture may be made that will:

     o affect the terms of payment or the principal of any security, unless the holder of the security consents; or

     o reduce the percentage of holders of securities whose consent is required to modify the indenture.

     We and the trustee may enter into supplemental indentures, without action by the holders of securities, that add covenants or agreements of ours for the protection of the holders of securities, that clarify any ambiguity or correct any defect in the indenture, consistent with its terms, or that modify provisions of the indenture provided that the modifications do not have a material adverse effect on the interest of the holders of outstanding securities. (Article Nine)

     PLACE AND METHOD OF PAYMENT: Principal and interest on the securities offered in this prospectus will be payable at our office, or at such other place as we may designate for that purpose. However, we may make payments at our option by check or draft mailed to the person entitled to the payments at his or her address appearing in the register that we maintain for that purpose. (Sections 307 and 1002)

     EVENTS OF DEFAULT: An event of default is defined in the indenture as being any of the following:

     o default in payment of principal on any of the securities under the indenture that has not been cured;

     o a default for 30 days in payment of any installment of interest on a security; or

     o certain events of bankruptcy, insolvency or reorganization or default in the performance or breach of any covenant or warranty of ours in the indenture and continuance of the default in performance or breach for a period of 60 days after notice of the default has been received by us from the trustee or from the holders of 25% in principal amount of the securities then outstanding.

     We are required to file annually with the trustee an officer's certificate as to the absence of defaults under the terms of the indenture. The indenture provides that the holders of a majority in aggregate principal amount of the applicable securities then outstanding may, on behalf of all holders, waive any past default or Event of Default except in payment of principal or interest on the securities and certain other specified covenants or provisions. (Article
Five)

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders of securities, unless the holders of securities have offered to the trustee reasonable indemnity. (Section
601) Subject to the provisions for the indemnification of the trustee, the holders of a majority in principal amount of the securities at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee. The indenture contains certain limitations on the right of individual holders of securities to institute legal proceedings in the event of our default. (Sections 507 and 512)

     LIQUIDITY: We do not expect that there will be a trading market for the RediReserve certificates or the notes.

     CERTAIN COVENANTS: We have entered into a number of covenants in the indenture including a covenant that we will not consolidate or merge with or into any other corporation, unless the other corporation expressly assumes our obligations under the indenture. (Article Eight) The indenture contains no covenants or other provisions to protect holders of securities in the event of a highly leveraged transaction or a change in voting control of us.

     EXCHANGES: We, in our discretion, may offer and/or accept outstanding securities in exchange for other securities issued under the indenture. (Section
305)

     CONCERNING THE TRUSTEE: The trustee may resign at any time, or may be removed by the holders of a majority of the principal amount of outstanding securities. In addition, upon the occurrence of contingencies relating generally to the insolvency of the trustee or the trustee's ineligibility to serve as trustee under the Trust Indenture Act of 1939, as amended, we may remove the trustee or a court of competent jurisdiction may remove the trustee upon petition of a holder of securities. However, no resignation or removal of the trustee may become effective until a successor trustee has accepted the appointment as provided in the indenture. (Sections 607 and 608)

     The trustee or one of its subsidiaries or affiliates currently serves as trustee under other indentures that govern other outstanding debt securities of ours or our affiliates, acts as transfer agent in connection with our dividend reinvestment program and is a counterparty to several interest rate swap transactions with us. We and our subsidiaries reserve the right to enter into additional banking relationships with the trustee and its subsidiaries and affiliates in the future.

     SATISFACTION AND DISCHARGE OF INDENTURE: The indenture may be discharged upon the payment of all RediReserve certificates and notes outstanding under the indenture and any additional securities outstanding under the indenture or upon deposit in trust of funds sufficient for such payment, plus compliance with certain formal procedures described in the indenture. (Article Four)

     REPORTS: We publish annual reports containing financial statements and quarterly reports containing financial information for the first three quarters of each fiscal year. We will send copies of these reports to any holder of securities who requests them orally or in writing.

     VARIATIONS IN TERMS AND CONDITIONS: We reserve the right from time to time to offer different securities than those offered in this prospectus and to vary the terms and conditions of the offer, including, but not limited to: minimum balance requirements and maximum balance limits for RediReserve certificates; Additional Interest payments for notes; and minimum denominations, maximum investments and service charges for all securities. In addition, we may vary certain terms and conditions of the RediReserve certificates and/or notes for our employees and the employees of our subsidiaries.

     COMPLIANCE WITH RULE 14E-1: Any purchase of securities by us will be accomplished in compliance with Section 14(e) of the Exchange Act and Rule l4e-1 promulgated under the Exchange Act, if applicable.

                   A SPECIAL NOTE ABOUT CERTAIN OTHER ADVANTA
                 DEBT SECURITIES NOT COVERED BY THIS PROSPECTUS

     We may from time to time offer notes under one or more separate retail note programs. These notes would be offered on a continuous basis through one or more agents. While we expect that the other notes would be comparable in many ways to the notes described in this prospectus, rates on the other notes for comparable maturities and other terms and conditions of the other notes may be different from those for the notes described in this prospectus.

     THE INFORMATION PROVIDED IN THIS SECTION IS MEANT ONLY TO AVOID CONFUSION BETWEEN THE NOTES OFFERED BY THIS PROSPECTUS AND ANY OTHER RETAIL NOTES THAT WE MAY OFFER IN THE FUTURE.

                 UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the securities offered in this prospectus is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change or possible differing interpretations, which could apply retroactively, so as to result in United States federal income tax consequences different from those discussed below. This summary deals only with securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, securities dealers or currency dealers, persons holding securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the securities offered in this prospectus should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership, and disposition of the securities arising under the laws of any other taxing jurisdiction.

     As used herein, the term "U.S. Holder" means a beneficial owner of the securities that is for United States federal income tax purposes:

     o a citizen or resident of the United States;

     o a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof;

     o an estate the income of which is subject to United States federal income taxation regardless of its source;

     o a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries having authority to control decisions of the trust; or

     o any other person whose income or gain in respect of the securities is effectively connected with the conduct of a United States trade or business.

U.S. HOLDERS


     PAYMENTS OF INTEREST: Payments of interest on the securities offered in this prospectus generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received, actually or constructively (in accordance with the U.S. Holder's regular method of tax accounting). Holders of notes with 91 day and six month maturities and holders of one year notes who wish to receive tax deferred status will have interest credited only at maturity or on the date of early withdrawal. Holders of other term notes may elect to receive payments of interest at monthly, quarterly, semi-annual or annual intervals, or at maturity. The interest payment option election may be changed once during the term of the note, except that holders of one year notes may not change this election during the term of the one year note. If no interest payment option is elected, interest will be credited to your account on December 31. All interest, credited or accrued, will be reported to the Internal Revenue Service as of December 31. With respect to 90 day, six month or one year tax-deferred notes, interest will be both credited and paid only at maturity or upon early redemption and will be reported to the IRS for the year in which maturity or early redemption occurred.


     If you borrow money to purchase or carry any tax-deferred, 90-day, six-month or one year note, a portion of the interest that you pay on that borrowing may not be deductible in the year in which you pay the interest. Generally, the amount of your interest expense that cannot be deducted in the year in which you pay it is equal to the excess of the amount of interest that you paid or accrued on the borrowing over the amount of interest included in your income from the tax-deferred, 90-day, six-month or one year note that you purchased with the borrowed money. You can deduct in the year in which the note matures or is redeemed any interest that you cannot deduct in the year in which you pay it because of this rule. A taxpayer can avoid having this interest expense deferral rule apply by electing to include in income annually all of the taxpayer's accrued interest on short-term debt obligations. However, such an election applies to all short-term debt obligations acquired by the taxpayer on or after the first day of the taxable year to which the election applies, and to all subsequent taxable years unless it is revoked with the Internal Revenue Service's consent.

     DISPOSITION OF SECURITIES: Upon the sale, exchange or retirement of a security offered in this prospectus, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the security. A U.S. Holder's adjusted tax basis in a security generally will equal the U.S. Holder's initial investment in the security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any principal payments, and in the case of a security issued with original issue discount, any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such security. The maximum capital gains rates for individuals with respect to gain recognized upon the disposition of capital assets held for more than one year is 20%. Thus, gain recognized by a Holder upon the disposition of a security may be subject to the more favorable capital gains rates depending in part upon the Holder's holding period for the security. Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of the securities. The distinction between capital gain or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     If a U.S. Holder disposes of only a portion of a security pursuant to a redemption or repayment, such disposition will be treated as a pro rata prepayment in retirement of a portion of a debt instrument. Generally, the resulting gain or loss would be calculated by assuming that the original security being tendered consists of two instruments, one that is retired (or repaid), and one that remains outstanding. The adjusted issue price, the U.S. Holder's adjusted basis and the accrued but unpaid original issue discount of the security, determined immediately before the disposition, would be allocated between these two instruments based on the portion of the instrument that is treated as retired by the pro rata prepayment.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Backup withholding and information reporting requirements may apply to certain payments of principal, premium and interest on the securities and to payments of proceeds of the sale or redemption of the securities, to certain non-corporate U.S. Holders. Advanta, its agent, a broker, the relevant trustee or any paying agent, as the case may be, will be required to withhold from any payment a tax equal to 31 percent of such payment if the U.S. Holder fails to furnish or certify his or her correct taxpayer identification number (social security number or employer identification number) to the payor in the manner required, fails to certify that such U.S. Holder is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules. Backup withholding is also required where the Internal Revenue Service notifies us to withhold because the payee failed to properly report interest or dividend income in an earlier taxable year. Any amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States federal income tax and may entitle such Holder to a refund, provided that the required information is furnished to the United States Internal Revenue Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE SECURITIES OFFERED IN THIS PROSPECTUS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     We may sell the securities offered in this prospectus (1) directly to purchasers; (2) through agents; (3) through underwriters; (4) through dealers; or (5) through a combination of any of these methods of sale.

     Except as otherwise indicated in the prospectus supplement, we will sell these securities directly, without an underwriter or selling agent, and the securities will be sold by our employees who, under Rule 3a4-1(a) of the Exchange Act, are deemed not to be brokers. In accordance with the provisions of Rule 3a4-1(a), our employees who sell securities will not be compensated by commission, will not be associated with any broker or dealer and will limit their activities so that, among other things, they do not engage in oral solicitations of, and comply with certain specified limitations when responding to inquiries from, potential purchasers.

     We may distribute the securities offered in this prospectus in one or more transactions: (1) at a fixed price or prices, which may be changed; (2) at market prices prevailing at the time of sale; (3) at prices related to the prevailing market prices; or (4) at negotiated prices.

     We may solicit directly, or agents designated by us from time to time may solicit, offers to purchase securities offered in this prospectus. We will disclose in the applicable prospectus supplement any agent, which may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities offered in this prospectus and any commissions payable by us to that agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis.

     If we use an underwriter or underwriters in the sale of the securities offered in this prospectus, we will execute an underwriting agreement with the underwriter(s) at the time of sale to it or them. We will disclose the name(s) of the underwriter(s) and the terms of the transaction in the prospectus supplement, which will be used by the underwriter(s) to make resales of the securities in respect of which this prospectus and the prospectus supplement are delivered to the public.

     If we use a dealer in the sale of the securities offered in this prospectus, we will sell those securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     The underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, including borrowers from, engage in transactions with, and perform services for, us or one or more of our affiliates in the ordinary course of business.

     Underwriters, dealers, agents and other persons may be entitled, under agreements which they may enter into with us, to indemnification against certain civil liabilities, including liabilities under the Securities Act.

     If indicated in the applicable prospectus supplement, we will authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date stated in the prospectus supplement. Each Contract will be for an amount not less than, and, unless we otherwise agree, the aggregate principal amount of securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Contracts will not be subject to any conditions except that the purchase by an institution of the securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject. A commission indicated in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities pursuant to Contracts accepted by us.

     Until the distribution of the securities is completed, rules of the SEC may limit the ability of the underwriters and selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If an underwriter creates a short position in the securities in connection with the offering by selling more securities than are set forth on the cover page of the applicable prospectus supplement, the representatives of the underwriters may reduce that short position by purchasing securities in the open market. The representatives of the underwriters also may elect to reduce any short position by exercising all or part of an over-allotment option, if applicable, described in the applicable prospectus supplement.

     The representatives of the underwriters also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid might have an effect on the price of a security to the extent that it discourages resales of the security by purchasers in the offering.

     Neither we nor the underwriters, if any, make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities. In addition, neither we nor the underwriters, if any, make any representation that the representatives of the underwriters, if any, will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     We may vary the terms and conditions of the offer by state, locality or as otherwise described under "Description of Securities--Provisions that Apply to All Securities--Additional Interest" and "--Variations in Terms and Conditions" in this prospectus. Further, we may offer different securities at different times depending on such factors as our liquidity requirements, the interest rate environment and other economic conditions.

     We estimate that the total expenses we will incur in offering the securities to which this prospectus relates, excluding underwriting discounts and commissions, if any, will be approximately $300,000.

                       WHERE YOU CAN FIND MORE INFORMATION
                  --INCORPORATION OF INFORMATION BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the following public reference rooms maintained by the SEC at:


           Judiciary Plaza                7 World Trade Center
           450 Fifth Street, N.W.         13th Floor
           Washington, D.C. 20549         New York, New York 10048


     You may obtain information on the operation of the SEC's public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public from the SEC's Internet website at http://www.sec.gov.

     We have filed a registration statement on Form S-3 with the SEC to register the securities offered by this prospectus. This prospectus is part of the registration statement but, as permitted by SEC rules and regulations, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. You should refer to the registration statement and to the exhibits filed with the registration statement for further information about us, our consolidated subsidiaries and the securities.


     The SEC allows us to "incorporate by reference" the information we file with them. This means that we are permitted to disclose information to you by referring you to other documents we have filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.


     We incorporate by reference in this prospectus all the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before all the securities offered by this prospectus have been sold or de-registered:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

     o Our Current Report on Form 8-K dated January 25, 2000.

     We will deliver, without charge, to anyone receiving this prospectus, upon written or oral request, a copy of any document incorporated by reference in this prospectus but not delivered to you with this prospectus, excluding all exhibits to those documents except any exhibit that has been specifically incorporated by reference. Requests for these documents should be made to the following address and phone number: Investor Relations, Advanta Corp., Welsh & McKean Roads, P.O. Box 844, Spring House, Pennsylvania 19477, telephone: (215) 444-5335.

              ----------------------------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document. Our business, financial condition, results of operations and prospects may have changed since that date.

     We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. These forward-looking statements are subject to certain risks and uncertainties, including those described in the Risk Factors section of this prospectus, that could cause actual results to differ materially from those projected. Additional risks that may affect our future performance are included elsewhere in this prospectus and in our other filings with the SEC. When considering forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement that speaks only as of the date made.

                                 LEGAL OPINIONS

     Wolf, Block, Schorr and Solis-Cohen LLP will pass upon certain matters relating to the securities offered in this prospectus as well as on the material United States federal income tax consequences of the purchase, ownership and disposition of the securities.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and elsewhere in the Registration Statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of that firm as experts in giving such reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


     Registration fees................................................. $228,024
     Printing and engraving............................................   50,000
     Legal fees and expenses...........................................   20,000
     Accountants' fees and expenses ...................................    1,250
     Indenture Trustee's fees and expenses.............................   22,000
     Miscellaneous.....................................................    8,726
                                                                        --------
        Total.......................................................... $330,000
     * Estimated, other than registration fee.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law provides, inter alia, that under specified circumstances a corporation shall have the power to indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, against expenses, attorneys' fees, judgments, fines and settlements. The By-Laws of the Company provide that the Company shall indemnify any director, officer, employee or agent of the Company to the fullest extent now or hereafter permitted by law in connection with any such action, suit or proceeding. The By-Laws further provide that the Board of Directors of the Company may, by resolution, indemnify any person other than a director, officer, employee or agent of the Company for liabilities incurred in connection with services rendered for or at the request of the Company or its subsidiaries. In addition, consistent with Section 102 of the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation limits the personal liability of the Company's directors to the Company or its stockholders for monetary damages for certain breaches of fiduciary duty. The Company maintains director and officer liability insurance which would provide coverage against certain securities law liabilities.

ITEM 16. EXHIBITS

     3.1 Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to the Registrant's Registration Statement on Form S-3 (File No. 33-53475), filed June 19, 1994), as amended by the Certificate of Designations, Preferences, Rights and Limitations of the Registrant's 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)) (incorporated by reference to
          Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated August 15, 1995, as further amended by the Certificate of Designations, Preferences, Rights and Limitations of the Registrant's Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on Form 8-A, dated March 17, 1997)).

     3.2 By-Laws of the Registrant, as amended (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated March 17, 1997).

     4.1 Trust Indenture between Registrant and Mellon Bank, N.A., as original Trustee, and Instrument of Resignation, Appointment and Acceptance among Mellon Bank, N.A. and The Chase Manhattan Bank, as successor Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form S-3, dated March 17,1999).

     5    Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.*


     12 Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12 to the Registrant's Annual Report on Form 10-K, dated March 22, 2000).



     23.1 Consent of Arthur Andersen LLP.

     23.2 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in
          Exhibit 5).*


     24   Power of Attorney.*


     25 Form T-1, Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 of a Corporation Designated to Act as Trustee.*


------------
* Previously filed.


ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of the Securities offered (if the total dollar value of Securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) of this paragraph do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lower Gwynedd Township, Montgomery County, Commonwealth of Pennsylvania, on April 4, 2000.



                                      Advanta Corp.



                                    By: /s/ Elizabeth H. Mai
                                        ----------------------------------------
                                        Elizabeth H. Mai, Senior Vice President,
                                        Secretary and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated on April 4, 2000.



         Signature                                Title
         ---------                                -----

            *               Chairman of Board and Chief Executive Officer
------------------------
    Dennis Alter


            *               President and Vice Chairman of the Board
------------------------
    William A. Rosoff


            *               Senior Vice President and Chief Financial Officer
------------------------
    Philip M. Browne


            *               Vice President and Chief Accounting Officer
------------------------
    James L. Shreero


            *
------------------------
    Arthur P. Bellis        Director


            *
------------------------
    Max Botel               Director

            *               Director
-------------------------
    William C. Dunkelberg


            *               Director
-------------------------
    Dana Becker Dunn


            *               Director
-------------------------
    Robert C. Hall


            *               Director
-------------------------
    James E. Ksansnak


            *               Director
-------------------------
    Ronald Lubner


            *               Director
------------------------
    Olaf Olafsson


            *               Director
-------------------------
    Michael Stolper


*By /s/ Elizabeth H. Mai
    --------------------------------------------
    Elizabeth H. Mai as attorney-in-fact
    pursuant to the Power of Attorney previously
    filed as Exhibit 24 to this Registration Statement

                                 EXHIBIT INDEX


                                  DOCUMENT                                                METHOD OF FILING
                                  --------                                                ----------------
     3.1  Restated Certificate of Incorporation of the Registrant (incorporated                  *
          by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 to the
          Registrant's Registration Statement on Form S-3 (File No. 33-53475),
          filed June 19, 1994), as amended by the Certificate of Designations,
          Preferences, Rights and Limitations of the Registrant's 6 3/4%
          Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation
          Income Linked Securities (SAILS)) (incorporated by reference to
          Exhibit 4.3 to the Registrant's Current Report on Form 8-K dated
          August 15, 1995, as further amended by the Certificate of
          Designations, Preferences, Rights and Limitations of the Registrant's
          Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 1 to the Registrant's Registration Statement on
          Form 8-A, dated March 17, 1997)).

     3.2  By-Laws of the Registrant, as amended (incorporated by reference to                    *
          Exhibit 3.1 of the Registrant's Current Report on Form 8-K dated
          March 17, 1997).

     4.1  Trust Indenture between Registrant and Mellon Bank, N.A., as original                  *
          Trustee, and Instrument of Resignation, Appointment and Acceptance
          among Mellon Bank, N.A. and The Chase Manhattan Bank, as successor
          Trustee (incorporated by reference to Exhibit 4.1 to the Registrant's
          Registration Statement on Form S-3, dated March 17, 1999).

     5    Opinion of Wolf, Block, Schorr and Solis-Cohen LLP.                                    **


     12   Computation of Ratio of Earnings to Fixed Charges (incorporated by                     *
          reference to Exhibit 12 to the Registrant's Annual Report on
          Form 10-K, dated March 22, 2000).



     23.1 Consent of Arthur Andersen LLP.                                                        ***


     23.2 Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included in                        **
          Exhibit 5).


     24   Power of Attorney.                                                                     **


     25   Form T-1, Statement of Eligibility and Qualification Under the Trust                   **
          Indenture Act of 1939 of a Corporation Designated to Act as Trustee.


----------------
      *   Incorporated herein by reference.
     **   Previously filed.
    ***   Electronically filed herewith.